Exhibit 99.1

Blue Owl Capital Corporation II Investor Notice

Dear Investor,

On July 16, 2026, the Board of Directors of Blue Owl Capital Corporation II (“OBDC II” or the “Company”) declared a return of capital distribution of $0.62 per share to all shareholders for the third quarter. This distribution represents 7.5% of net asset value (NAV) as of December 31, 2025, exceeding the Company’s previously announced strategy of prioritizing return of capital distributions of at least 5% of NAV1 per quarter. It will be paid on or before July 22, 2026 to shareholders of record as of July 21, 2026.

Inclusive of this distribution and previously paid return of capital distributions, OBDC II will have returned approximately 43% of NAV1, totaling $3.54 per share in the last four months.

These distributions:

•	Reflect the Company’s ability to return a substantial portion of shareholder capital in a short period of time;

•	Underscore the Company’s commitment to its previously announced strategy to prioritize quarterly return of capital distributions of 5% of NAV[1] or more; and

•	Demonstrate the Company’s ability to provide meaningful shareholder liquidity from disciplined portfolio management and ordinary-course portfolio repayment activity.

The Company remains on track to achieve its previously communicated goal of paying return of capital distributions equal to 50% of NAV1 or more by year-end 2026.

The Company reported NAV per share of $5.57 as of March 31, 2026. Since March 31, 2026, the Company has paid a second quarter return of capital distribution of $0.42 per share and declared the third quarter return of capital distribution described above. Adjusted for these distributions, the Company’s NAV per share as of March 31, 2026 would have been approximately $4.53.

Return of capital distributions are paid in addition to the regular monthly dividend. The July monthly dividend of $0.03 per share is scheduled to be paid on or before July 29, 2026.

If you have any questions regarding this distribution notice, please contact Blue Owl Service Desk at ServiceDesk@blueowl.com.

Thank you very much for your support.

Sincerely,

Jonathan Lamm

Chief Operating Officer and Chief Financial Officer

1. Based on net asset value as of December 31, 2025.

Any questions?

Email: ServiceDesk@blueowl.com